For Immediate Release:

Aethlon Medical Receives Government Contract Award from DARPA

Contract Program Will Support The Development of an
Aethlon ADAPT™ Sepsis Prevention Device

San Diego, October 3, 2011 – Aethlon Medical, Inc. (OTCBB:AEMD), the pioneer in developing therapeutic filtration devices to address infectious disease and cancer, announced today that it has been awarded a $6.8 million contract from the Defense Advanced Research Projects Agency (DARPA) to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that is often the cause of death in combat-injured soldiers.  The contract program will utilize the Aethlon ADAPT™ system as a core technology component underlying an extracorporeal blood purification device that selectively clears multiple sepsis-enabling particles from circulation to promote recovery and prevent sepsis.  The resulting device, which is being advanced under DARPA’s Dialysis Like Therapeutics (DLT) program, is expected to dramatically decrease the morbidity and mortality of sepsis, thereby saving thousands of lives and billions of dollars in the United States each year. Under the DLT program, Aethlon will also introduce a novel blood pump strategy to reduce or eliminate the systemic administration of anticoagulants normally required during extracorporeal device therapies. Worldwide, more than 18 million cases of sepsis are reported every year, with more than six million resulting in death.

“We are truly honored to receive this contract award and look forward to working with DARPA and other DLT team participants to advance this important therapeutic endeavor,” stated Aethlon Medical Chairman and CEO, Jim Joyce. “The award also reinforces the expansive capabilities of our ADAPT™ system, increases the breadth of our product pipeline, and transitions us from a development-stage to revenue-stage organization.”

The Aethlon ADAPT™ system, introduced earlier this year, is an adaptive dialysis-like affinity platform technology that provides the foundation for a new class of therapeutics that selectively target the clearance of harmful agents from the entire circulatory system without the loss of essential blood components.  Therapies that evolve from the Aethlon ADAPT™ system overcome the historic limitation of extracorporeal strategies that indiscriminately adsorb or remove particles solely by molecule size.  In function, the device platform allows the immobilization of single or multiple affinity drug agents in the outer-capillary space of plasma membrane technology as a means to provide rapid real-time clearance of corresponding targets without adding drug toxicity or interaction risks to established therapies.  Beyond providing a novel regulatory and commercialization pathway for affinity drug agents, Aethlon ADAPT™ therapies can be implemented for use within the global infrastructure of dialysis machines and CRRT systems already located in hospitals and clinics. As Aethlon advances its current pipeline of therapies toward market, the company will seek to further leverage its ADAPT™ system to generate revenue through future government contracts or grants, and collaborations with organizations representing the pharmaceutical, biotechnology and medical device industry.  The Aethlon award from DARPA is a fixed price five-year contract valued at $6,794,389 with year one revenues of approximately $2 million.

About Aethlon Medical

The Aethlon Medical mission is to create innovative medical devices that address unmet medical needs in cancer, infectious disease, and other life-threatening conditions. Our Aethlon ADAPT™ System is a revenue-stage technology platform that provides the basis for a new class of therapeutics that target the selective removal of disease enabling particles from the entire circulatory system. The Aethlon ADAPT™ product pipeline includes the Aethlon Hemopurifier® to address infectious disease and cancer; HER2osome™ to target HER2+ breast cancer, and a medical device being developed under a contract with the Defense Advanced Research Projects Agency (DARPA) that would reduce the incidence of sepsis in combat-injured soldiers and civilians. For more information, please visit www.aethlonmedical.com.

Certain of the statements herein may be forward-looking and involve risks and uncertainties. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aethlon Medical, Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.  Such potential risks and uncertainties include, without limitation, the ability to achieve the goals set out in the DARPA contract, the ability to demonstrate ex vivo effectiveness of the Aethlon Hemopurifier® to remove immunosuppressive exosomes from the blood of advanced-stage cancer patients, future therapeutic trials in cancer patients, future human studies of the Aethlon Hemopurifier® as an adjunct therapy to improve patient responsiveness to established cancer therapies, the Hemopurifier’s® ability to capture exosomes and the impact it may have on disease conditions, the Company’s ability to raise capital when needed, the Company’s ability to complete the development of its planned products, the ability of the Company to obtain FDA and other regulatory approvals permitting the sale of its products, the Company’s ability to manufacture its products either internally or through outside companies and provide its services, the impact of government regulations, patent protection on the Company’s proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. In such instances, actual results could differ materially as a result of a variety of factors, including the risks associated with the effect of changing economic conditions and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

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Contacts:

James A. Joyce
Chairman and CEO
858.459.7800 x301
jj@aethlonmedical.com

Jody Cain
Senior Vice President, Lippert/Heilshorn & Associates
310.691.7100
jcain@lhai.com

Jim Frakes
Chief Financial Officer
858.459.7800 x300
jfrakes@aethlonmedical.com

John P. Salvador
Director, Communications & Investor Relations
858.459.7800 x307
jps@aethlonmedical.com